Exhibit 99.1

WYNN RESORTS ANNOUNCES
EXPIRATION OF CONSENT SOLICITATION
BY WYNN LAS VEGAS, LLC AND WYNN LAS VEGAS CAPITAL CORP.

LAS VEGAS – (BUSINESS WIRE) – March 20, 2018 – Wynn Resorts, Limited (NASDAQ: WYNN) (the “Company”) announced today that the previously announced solicitation of consents of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., indirect wholly owned subsidiaries of the Company (the “Issuers”) with respect to the proposed amendment (the “Proposed Amendment”) to the indenture (the “Indenture”) governing the Issuers’ outstanding 4.25% Senior Notes due 2023 (the “Notes”) expired at 5:00 p.m., New York City time, on March 20, 2018 (the “Expiration Time”). As of the Expiration Time, $481,181,000 aggregate principal amount of the Notes, representing approximately 96.24% of the aggregate principal amount of Notes outstanding, validly delivered (and did not validly revoke) a consent for the Proposed Amendment. The consents received exceed the number needed to approve the Proposed Amendment to the Indenture.

The Issuers will make an aggregate cash payment of $25.0 million (the “Consent Payment”) to the holders of Notes who validly delivered (and did not validly revoke) their consents in accordance with the procedures described in the Consent Solicitation Statement, dated March 15, 2018 (the “Consent Solicitation Statement”) prior to the Expiration Time. The Consent Payment will be paid to the consenting holders pro rata in accordance with the principal amount of Notes as to which consents were validly tendered (and not revoked) prior to the Expiration Time.

The Issuers intend to execute a supplemental indenture with respect to the Notes containing the Proposed Amendment. The supplemental indenture will conform the definition of “Change of Control” relating to ownership of equity interests in the Company in the Indenture to the terms of the indentures governing the Issuers’ other outstanding notes, and will bind all holders of the Notes, including those that did not give their consent, though non-consenting holders will not receive such holder’s portion of the Consent Payment. The Proposed Amendment will be effective for the Notes upon execution of the supplemental indenture, but will be operative only upon payment of the Consent Payment.

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendment or of any securities. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable securities or “blue sky” laws.

Forward-Looking Statements
This release contains forward-looking statements, including those related to the solicitation of consents. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company, dependence on key employees, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Statement for the year ended December 31, 2017. Neither Wynn Resorts, Limited nor the Issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.
Contact:
Wynn Resorts, Limited
Craig Billings, Chief Financial Officer & Treasurer
702-770-7555
investorrelations@wynnresorts.com

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